Exhibit 10.3

Genesis Energy, LLC
2010 Long-Term Incentive Plan

Form of Employee Phantom Unit with DERs Agreement

AGREEMENT made as of April 20, 2010 between Genesis Energy, LLC, a Delaware limited liability company (the “Company”), and ______________________ (“Employee”).

To carry out the purposes of the Genesis Energy, LLC 2010 Long-Term Incentive Plan (the “2010 Plan”), by affording Participant the opportunity to receive cash payments based on the Fair Market Value of the Common Units (“Units”) of Genesis Energy, L.P. (the “Partnership”), the Company and Employee hereby agree as follows:

1.	Grant of Phantom Units with DERs.

(a)
General.  The Company shall from time to time grant to Employee  Phantom Units pursuant to the 2010 Plan.  Such grants of Phantom Units also include a grant of tandem DERs with respect to each Phantom Unit.  The Company shall establish a DER bookkeeping account with respect to each Phantom Unit (“DER Account”) that shall be credited with an amount equal to any cash distributions made by the Partnership on a Unit during the period such tandem Phantom Unit is outstanding.  If the participant is an Employee on the date on which Partnership pays pro rata cash distributions to its unitholders, the Company shall pay the Participant on such date an amount of money equal to her/his DER Account balance, subject to any limitations provided in this Agreement or the 2010 Plan.  This grant is subject to the terms and conditions of the 2010 Plan, which is incorporated herein by reference as a part of this Agreement.  A copy of the 2010 Plan is attached hereto.  In the event of any conflict between the terms of this Agreement and the 2010 Plan, the 2010 Plan shall control.  Capitalized terms used in this Agreement but not defined herein shall have the meanings ascribed to such terms in the 2010 Plan, unless the context requires otherwise.

(b)	Vesting. Except as otherwise provided in Paragraph 2 hereof, all Phantom Units and DERs granted hereunder shall vest in accordance with Schedule A as attached to each notice of grant.

2.	Events Occurring Prior to Vesting.

(a)
Death or Disability.  If, prior to vesting, Employee ceases to be an employee of the Company and its Affiliates or a member of the Company acting in an employee role as a result of death or disability (within the Company’s policy or determination thereof), all unvested Phantom Units and DERs granted hereunder then held by Employee will automatically become fully vested upon such termination.

(b)
Other Termination. If Employee terminates from the Company and its Affiliates or ceases to be a member acting in an employee role for any reason other than death or disability as provided in (a) above, all unvested Phantom Units and DERs granted hereunder then held by Employee shall be automatically forfeited upon such termination, unless the Committee, in its discretion, waives, in whole or in part, such forfeiture.

(c)
Change in Control.  Notwithstanding any other provision hereof, immediately prior to the occurrence of a Change in Control, all Phantom Units and DERs granted hereunder then held by Employee shall become fully vested.

3.
Payment.  As soon as administratively practicable and not later than 30 days after the vesting of a Phantom Unit and its tandem DER, Employee shall receive from the Company, in cancellation of such Phantom Unit and DER, a cash payment equal to the sum of (i) the Fair Market Value of a Unit on the payment date and (ii) the amount of cash then credited to the DER Account with respect to such Phantom Unit.

4.
Limitations Upon Transfer.  All rights under this Agreement shall belong to Employee and may not be transferred, assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution or pursuant to a “qualified domestic relations order” (as defined by the Internal Revenue Code of 1986, as amended), and shall not be subject to execution, attachment, or similar process.  Upon any attempt to transfer, assign, pledge, hypothecate, or otherwise dispose of such rights contrary to the provision in this Agreement, or the 2010 Plan, or upon the levy of any attachment or similar process upon such rights, such rights shall immediately become null and void.

5.
Withholding of Tax.  To the extent that the grant, vesting or payment of a vested Phantom Unit or DER results in the receipt of compensation by Employee with respect to which the Company or Affiliate has a withholding obligation, the Company or Affiliate shall withhold such amount from any payment otherwise due under this Agreement.

6.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company or upon any person lawfully claiming under Employee.

7.
Modification.  Except to the extent permitted by the 2010 Plan, any modification of this Agreement will be effective only if it is in writing and signed by each party whose rights hereunder are affected thereby.

8.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Employee has executed this Agreement, all effective as of the day and year first above written.

GENESIS ENERGY, LLC

By:
Name:
Title:

EMPLOYEE